UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date
August 27, 2010
(Date of earliest event reported)

TELKONET, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Utah

 (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

10200 Innovation Drive, Suite 300, Milwaukee, WI 53226
(Address of Principal Executive Offices)

(414)-223-0473
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 27, 2010, Warren V. (“Pete”) Musser and Thomas C. Lynch submitted their resignations, respectively, as members of the Telkonet, Inc. (the “Company”) Board of Directors (the “Board”) effective August 31, 2010.

On August 27, 2010, two new directors were appointed to the Company’s Board to fill the vacancies created by the resignations of Messrs. Musser and Lynch effective September 1, 2010, as follows:

The Board of Directors appointed Joseph D. Mahaffey as a member of the Board to fill the vacancy created by the resignation of Mr. Thomas C. Lynch.

The Board of Directors appointed William H. Davis as a member of the Board to fill the vacancy created by the resignation of Mr. Warren V. (“Pete”) Musser.

The vacancies filled by Messrs. Mahaffey and Davis are scheduled to stand for re-election at the next annual meeting of stockholders. The following is a brief description of the background and business experience of Messrs. Mahaffey and Davis.

Mr. Mahaffey, 65, retired as Partner and Managing Director of the Fremont Group, a private equity group affiliated with Bechtel Corporation, in 2000.  He also served as President and CEO of Fremont Energy Company.  Mr. Mahaffey’s career spans 35 years with energy and financial firms.  He was Treasurer of Gulf Oil Corporation at the time of its merger with Chevron Corp in 1985.  Subsequently, he was founder, President and Board member of United Meridian Corp, an oil and gas exploration and production company.  UMC was listed on the NYSE in 1995 and subsequently acquired by Ocean Energy in 1997.  He has been a member of several public and private corporation boards, including Heritage Media Corp (ASE), Vintage Petroleum Corp (NYSE) and Chaparral Steel Co. (NASD).   He chaired the Audit Committee of the latter.  Mr. Mahaffey received a Bachelor degree in finance from the University of Notre Dame in 1967.

Mr. Davis has served as President & CEO of Ze-gen, Inc. since he founded the company in 2004.  Prior to founding Ze-gen, Mr. Davis’ career in business has included launching numerous companies including: Database Marketing Corporation in 1986, Holland Mark in 1997, and Cambridge Brand Analytics in 2003. Mr. Davis currently serves on the Board of Directors of Boston Harbor Islands National Park, New Bedford Economic Development Council, and was recently appointed by Massachusetts Governor Deval Patrick to the Board of The Commonwealth Corporation.  He also serves on the President’s Council for CERES. Mr. Davis graduated from Connecticut College in 1979.

There are no family relationships between Mr.Mahaffey and Mr. Davis and any other director or executive officer of the Company.

Item 8.01.	Other Events

Announcement of the Date of the Annual Meeting of Shareholders

Telkonet, Inc.  (the “Company”) currently plans to hold its 2010 Annual Meeting of Shareholders (the “2010 Annual Meeting”) on November 17, 2010.  Shareholders of record as of the close of business on September 20, 2010 will be eligible to vote at the meeting.  The date of the 2010 Annual Meeting will occur more than 30 days after the anniversary of the Company’s 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”).  As a result, the Company has set new deadlines for the receipt of any shareholder proposals.

Rule 14a-8 Shareholder Proposal Deadline

For shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”) to be presented at our 2010 Annual Meeting and included in the Company’s proxy statement, such proposals must be submitted and received by the Secretary of the Company at our principal offices, Telkonet, Inc., 10200 Innovation Drive, Milwaukee, Wisconsin 53226, attn: Corporate Secretary, by the close of business on September 15, 2010, which we believe is a reasonable time before we will begin to print and send our proxy materials.  Such proposals will need to comply with the rules of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in the Company’s proxy statement, and may be omitted if not in compliance with applicable requirements.

Timely Notice under Rule 14a-4(c)

If a shareholder wishes to submit a proposal at the 2010 Annual Meeting outside of Rule 14a-8, which is not intended to be included in the Company’s proxy statement, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act (relating to the circumstances under which a proxy may confer discretionary authority to vote on certain matters), the proposal must be received at the above address not later than September 15, 2010, which we believe is a reasonable time before we will begin to send our proxy materials for the 2010 Annual Meeting.

Shareholders are advised to review our Bylaws for a complete discussion of the requirements that must be met by a shareholder intending to present a proposal at an annual meeting.

Board Amends Director Compensation Policy

On August 27, 2010, the Board voted to amend its current director compensation policy to provide for payment for services rendered as a member of the board to be made in Telkonet, Inc. common stock rather than in cash.  Under the new policy, for the quarter beginning July 1, 2010 directors will receive: (i) four Thousand Dollars ($4,000) per month to be accrued and paid through the quarterly issuance of unrestricted Telkonet, Inc. common stock, par value, $0.001, each monthly component to be valued at the closing price of the Company’s common stock as of the 15th of such month (or as of the next succeeding business day if such date is not a trading date) rounded down to the nearest whole share, (ii) Twenty five thousand (25,000) stock options priced as of the first trading day of the year with a quarter of such stock options vesting each year over a four year period and (iii) Five Hundred dollars ($500) for each committee meeting of the board such director attends to be accrued and paid through the quarterly issuance of unrestricted Telkonet, Inc. common stock, par value, $0.001, each component to be valued at the closing price of the Company’s common stock as of the 15th of the month of such committee meeting attended (or as of the next succeeding business day if such date is not a trading date) rounded down to the nearest whole share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: September 1, 2010
By: /s/ Jason L. Tienor
Jason L. Tienor
President and Chief Executive Officer